TERMINATION OF
SPLIT-DOLLAR AGREEMENT

This Termination of Split-Dollar Agreement (hereinafter referred to as the “Termination Agreement”) is made and entered into as of the 18th day of November, 2010, by and among Interface, Inc., a Georgia corporation, with principal offices and place of business in the State of Georgia (hereinafter referred to as the “Corporation”), Mary Anne Anderson Lanier, as Trustee (hereinafter with her successor(s) in trust referred to as the “Anderson Trustee”), and not individually, of The Ray Anderson 2010 Family Trust U/A dated November 3, 2010 (hereinafter referred to as the “Family Trust”), Ray C. Anderson (“Employee” or the “Insured”), and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as Trustee (hereinafter with its successor(s) in trust referred to as the “SCA Trustee”), and not individually, under that certain Trust Agreement dated October 17, 2005 for Certain Interface, Inc. Salary Continuation Agreements (hereinafter referred to as the “SCA Trust”).
WHEREAS, the Corporation, Employee, and Mary Anne Anderson Lanier, as Trustee of The Ray Christie Anderson Family Trust U/A dated May 29, 1998 (the “1998 Trust”) previously entered into that certain Split-Dollar Agreement dated as of September 11, 2006, which was amended and partially assigned to the SCA Trustee pursuant to that certain Amendment and Partial Assignment of Split-Dollar Agreement dated as of August 24, 2009 (collectively, as amended and partially assigned, the “Split-Dollar Agreement”);

WHEREAS, pursuant the Split-Dollar Agreement, life insurance protection is provided for the Employee and his spouse under a policy (the “Policy”) which is described in Exhibit A attached thereto, and which has been issued by the insurer listed on Exhibit A attached thereto (the “Insurer”);
WHEREAS, on November 4, 2010, the 1998 Trust was merged into the Family Trust, resulting in a single trust to be governed by the terms, conditions and provisions of the Family Trust, and the Family Trust became the successor to the 1998 Trust to the Split-Dollar Agreement;
WHEREAS, the SCA Trustee is the current owner of the Policy and desires to sell, assign and transfer to the Anderson Trustee, and the Anderson Trustee desires to purchase, assume and receive from the SCA Trustee, all of the SCA Trustee’s present and future right, title and interest in, and powers, privileges, immunities, options and incidents of ownership (including without limitation the right to designate the beneficiary) with respect to, the Policy; and
WHEREAS, the parties desire to terminate the Split-Dollar Agreement;
NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, and in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

1.           Termination of Split-Dollar Agreement.
(a)           Each of the parties to the Split-Dollar Agreement agrees that (i) the Split-Dollar Agreement is hereby terminated as of the date of this Termination Agreement, (ii) the 2009 Split-Dollar Endorsement (as such term is defined in the Amendment and Partial Assignment of Split-Dollar Agreement dated as of August 24, 2009) is hereby terminated as of the date of this Termination Agreement, and (iii) none of them shall have any further rights or obligations under the Split-Dollar Agreement.
(b)           For the avoidance of doubt, each of the Anderson Trustee and the Family Trust hereby expressly (i) waives any right to purchase the Policy conferred upon her or it, respectively, by Section 10(a) of the Split-Dollar Agreement, and (ii) represents and warrants that neither she nor it has previously assigned any such right to purchase the Policy.
(c)           For the avoidance of doubt, each of the SCA Trustee and the Corporation hereby expressly waives any rights conferred upon it by Section 10(b) of the Split-Dollar Agreement.
           (d)           For the avoidance of doubt, each of the Anderson Trustee and the Corporation hereby expressly consents to the termination of the 2009 Split-Dollar Endorsement (as such term is defined in the Amendment and Partial Assignment of Split-Dollar Agreement dated as of August 24, 2009).

2.           Sale and Assignment of the Policy.
(a)           In consideration of the sum of One Million Eight Hundred Eighty-Seven Thousand Seven Hundred Thirty Dollars and Seventy-Six Cents ($1,887,730.76), which shall be paid by the Anderson Trustee to the SCA Trustee upon the execution of this Termination Agreement, (i) the SCA Trustee hereby sells, assigns and transfers to the Anderson Trustee all of the SCA Trustee’s present and future right, title and interest in, and powers, privileges, immunities, options and incidents of ownership (including without limitation the right to designate the beneficiary) with respect to, the Policy, and (ii) the Corporation hereby agrees that it shall have no further right, title or interest in the Policy.
(b)           Each of the Anderson Trustee, the Employee and the Corporation hereby (i) expressly consents to the sale, assignment and transfer of the Policy described above in Section 2(a) of this Termination Agreement, and (ii) acknowledges and agrees that the SCA Trustee shall not have any right to name a beneficiary of any part of the death benefit under the Policy.
3.           Additional Assurances.  Each party hereby agrees to execute and deliver such other instruments, documents, conveyances or assurances (including without limitation any documents reasonably required by the Insurer) and take such other actions as shall be necessary, or otherwise reasonably requested by another party, to (i) memorialize the sale, assignment and transfer of the Policy described herein, (ii) endorse to the Anderson Trustee the right to name the beneficiary of the entirety of the death benefit under the Policy, and (iii) otherwise effectuate the intent of this Termination Agreement.

4.           Entire Agreement.  This Termination Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby, and supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof.
[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement, as of the day and year first above written.

INTERFACE, INC.                                                                               WELLS FARGO BANK,
NATIONAL ASSOCIATION (successor
by merger to Wachovia Bank,
By:  /s/ Patrick C. Lynch                                                                     National Association),
Patrick C. Lynch                                                                                   as Trustee, and not individually, of the
Senior Vice President and                                                                   Trust Agreement dated October 17, 2005
Chief Financial Officer                                                                         for Certain Interface, Inc.
Salary Continuation Agreements

By:           /s/ Mary H. Jones
Print Name:  Mary H. Jones
Print Title:  Senior Vice President

/s/ Ray C. Anderson                                                                            /s/ Mary Anne Anderson Lanier, Trustee
Ray C. Anderson                                                                                  Mary Anne Anderson Lanier, As Trustee,
and not individually,
of The Ray Anderson 2010 Family Trust
U/A dated November 3, 2010